Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-274824 and 333-275852 on Form S-8 of our report dated December 21, 2023, relating to the financial statements of Vestis Corporation appearing in this Annual Report on Form 10-K for the year ended September 29, 2023.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
December 21, 2023